EXHIBIT 5.1
                                  LEGAL OPINION

Stewart & Stevenson Services, Inc.
Houston, Texas

As General Counsel of Stewart & Stevenson Services, Inc. (the "Company"), a Texas corporation, I have participated in the preparation and adoption of the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan (as amended and restated effective as of June 10, 1997) (the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 1,500,000 shares (the "Shares") of Common Stock, without par value, of the Company to be offered to employees (including officers and directors who are also employees) of the Company pursuant to options granted pursuant to the Plan.

It is my opinion that the Shares have been duly authorized and that, when issued upon the exercise of an option granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.


/s/ Lawrence E. Wilson
Lawrence E. Wilson
Vice President & General Counsel
September 15, 1997